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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest even reported) February 23, 1996


                         FORTUNE PETROLEUM CORPORATION
             (Exact Name of Registrant as specified in its charter)


         Delaware                      1-12334              95-4114732
         --------                      -------              ----------
(State or other jurisdiction of      (Commission        (I.R.S. Employer
incorporation or organization)       File Number)      Identification No.)

   One Commerce Green, 515 W. Greens Road, Suite 720, Houston, Texas   77067
             (Address of Principal Executive Offices)                (Zip Code)

       Registrant's telephone number, including area code (713) 872 1170


                                      N/A
             ----------------------------------------------------
             (Former name, former address and former fiscal year,
                        if changed since last report)


Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On February 23, 1996, Fortune Petroleum Corporation ("Fortune" or "the Company") sold its interest in all but one of its California properties for cash in the amount of $800,000. The properties sold consisted of the Company's interest in the Hopper Canyon, Holser Canyon, Oxnard and Sheils Canyon Fields in Ventura County and the Bacon Hills Field in Kern County. The sale was effective December 31, 1995. In connection with the sale, Fortune is required to pay commissions and expenses estimated to be $75,000.

         The Company's sole remaining California property is the Sespe Field, Ventura County, California. Fortune has entered into a letter of intent to sell this property to Seneca Resources for approximately #340,000. The sale is expected to close in the first quarter of 1996, with an effective date of December 1, 1995. The sale of the Sespe property is subject to completion of due diligence by the parties, and no assurance can be given that such sale will occur.

         All of the Company's California properties were pledged to secure the Company's Credit Facility with BankOne, Texas. Concurrently with the closing of the sale of the non-Sespe
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properties, Fortune paid down the Credit Facility by $1.1 million, representing the entire indebtedness secured by the Company's California properties.

         The closing of the sale of the non-Sespe properties and the anticipated sale of the Sespe property will complete the Company's strategic move to focus its efforts on exploration in the gulf Coast and south Texas areas. As previously announced, in furtherance of the change in focus, the Company has also completed the relocation of its headquarters to Houston.

         At December 31, 1994 (the latest date as of which data is available), Fortune owned and operated 39 gross and 29.92 net wells located in California. Production in California during 1994 totaled approximately 63,021 net barrels of oil and 68,626 net Mcf of gas. This represented about 72% of the Company's 1994 oil production and about 6.7% of its gas production. Properties located in California, which are all operated by the Company, comprised approximately 92% of Fortune's net proved oil reserves and 31% of Fortune's net proven gas reserves as of December 31, 1994.

         Despite the high percentage of oil production represented by these properties, the costs of operating the wells in California was, in the view of management, disproportionately high in relation to the revenues generated. The high cost of production in California on the Company's properties was a result of several factors, including the low gravity of the oil, the small production from each well and environmental and workers' compensation costs. Therefore, the net income received by the Company on the California properties was small in relation to the cost of operation.

         It is anticipated that the Company will take a writedown against its 1995 results as a result of the sale. The writedown is expected to be $1.5 million, but the exact amount will depend on the Company's depletion allowance through the effective dates of the transactions.

Item 5.  OTHER EVENTS.

         As previously disclosed, in connection with the financing of the acquisition of the Timbalier Block in December 1995, Fortune issued 1,321,117 shares of its Common Stock to a group of European investors in a transaction which qualified for an exemption from the registration requirements of the Securities Act of 1933 under Regulation S. Under the terms of the agreements with such purchasers, the purchasers would be entitled to receive additional shares under "reset" provisions which called for a recalculation of the purchase price at the expiration of the 40 day holding period for the initial stock acquisition.

         Such recalculation have now been completed, and indicate that the purchasers are entitled to receive an aggregate of an additional 1,265,729 shares. The Company has applied for listing of such shares with the American Stock Exchange and cannot issue the shares until such listing is approved. In addition, the Company and the AMEX are conducting an inquiry into unusual trading activity in the Fortune Common Stock on the Exchange during the recalculation period under the "reset" provision. The Company cannot predict when any additional shares will be issued to these purchasers.
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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

            (a) Financial Statements of businesses sold. To be filed by amendment with the time permitted by the Commission's rules.

            (b) Pro forma financial information. To be filed by amendment with the time permitted by the Commission's rules.

            (c)  Exhibits.

                 2.1 Purchase and Sale Agreement dated February 23, 1996, between Fortune Petroleum Corporation and Arnold and Joan Travis and The Wood Family Trust

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        FORTUNE PETROLEUM CORPORATION


Date:  March 8, 1996                    By:  s/ TYRONE J. FAIRBANKS
                                            ------------------------------------
                                                Tyrone J. Fairbanks, President
                                                and Chief Executive Officer